Exhibit 99.1
Solstice Advanced Materials Declares Dividend of $0.075 per Common Share

MORRIS PLAINS, N.J., April 27, 2026 – Solstice Advanced Materials (NASDAQ: SOLS), today announced that its Board of Directors has declared a regular quarterly dividend payment of seven and a half cents ($0.075) per share of the Company's common stock. The dividend will be payable on June 10, 2026, to shareowners of record as of the close of business on May 27, 2026.

About Solstice Advanced Materials
Solstice Advanced Materials is a leading global specialty materials company that advances science for smarter outcomes. Solstice offers high-performance solutions that enable critical industries and applications, including refrigerants, semiconductor manufacturing, data center cooling, nuclear power, protective fibers, healthcare packaging and more. Solstice is recognized for developing next-generation materials through some of the industry's most renowned brands such as Solstice®, Genetron®, Aclar®, Spectra®, Fluka™ and Hydranal™. Partnering with over 3,000 customers across more than 120 countries and territories and supported by a robust portfolio of over 5,700 patents and pending applications, Solstice’s approximately 4,100 employees worldwide drive innovation in materials science. For more information, visit www.Solstice.com.

Forward-Looking Statements
This news release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, ongoing macroeconomic and geopolitical risks, such as changes in or application of trade and tax laws and policies, including the impacts of tariffs and other trade barriers and restrictions, lower GDP growth or recession in the U.S. or globally, supply chain disruptions, capital markets volatility, and inflation, that can affect Solstice’s performance in both the near- and long-term. In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. These forward-looking statements should be considered in light of the information included in this release, Solstice’s 2025 Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Any forward-looking plans described herein are not final and may be modified or abandoned at any time. Solstice does not undertake to update or revise any of its forward-looking statements, which speak only as of the date they are made.

Contacts:

Investor Relations	Media
Mike Leithead	Amy Schneiderman
(973) 370-8188	(201) 218-2302
Michael.Leithead@solstice.com	Amy.Schneiderman@teneo.com